Exhibit 24.1

POWER OF ATTORNEY

I appoint Donal L. Mulligan and Richard C. Allendorf, together and separately, to be my attorneys-in-fact. This means they may, in my name and place:

*	Sign the registration statements on Form S-8 for each of the General Mills, Inc. 2017 Stock Compensation Plan, the General Mills, Inc. Deferred Compensation Plan (Grandfathered and 2005 plans) and any amendments (including post-effective amendments) to those registration statements;

*	Sign the registration statement on Form S-3 for the registration of the offer and sale of common stock of General Mills, Inc. pursuant to the Direct Purchase Plan, and any amendments (including post-effective amendments) to that registration statement;

*	File the registration statements mentioned above (with exhibits and related documents) and any amendments and supplements thereto (with exhibits and related documents) with the Securities and Exchange Commission;

*	Perform the acts that need to be done concerning these filings; and

*	Name others to take their place.

I am responsible for everything my attorneys-in-fact do when acting lawfully within the scope of this Power of Attorney.

/s/ Bradbury H. Anderson	/s/ Heidi G. Miller
Bradbury H. Anderson	Heidi G. Miller
Dated: August 14, 2017	Dated: August 14, 2017

/s/ Alicia S. Boler Davis	/s/ Steve Odland
Alicia S. Boler Davis	Steve Odland
Dated: August 14, 2017	Dated: August 14, 2017

/s/ R. Kerry Clark	/s/ Eric D. Sprunk
R. Kerry Clark	Eric D. Sprunk
Dated: August 14, 2017	Dated: August 14, 2017

/s/ David M. Cordani	/s/ Jorge A. Uribe
David M. Cordani	Jorge A. Uribe
Dated: August 14, 2017	Dated: August 14, 2017

/s/ Roger W. Ferguson Jr.
Roger W. Ferguson Jr.
Dated: August 14, 2017

/s/ Jeffrey L. Harmening
Jeffrey L. Harmening
Dated: January 17, 2018

/s/ Maria G. Henry
Maria G. Henry
Dated: August 14, 2017